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                                                                    EXHIBIT 10.3

Confidential treatment has been requested for portions of this Exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [Intentionally Redacted]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                                  CONFIDENTIAL

                       LICENSE AND COLLABORATION AGREEMENT
                                       FOR
                                     D-63153

                                 by and between

                                  Zentaris GmbH
                              Weismullerstrasse 45
                             60314 Frankfurt am Main
                                     Germany

                              - herein "Zentaris" -

                                       and

                         Spectrum Pharmaceuticals, Inc.
                              157 Technology Drive
                                Irvine, CA 92602
                                     U.S.A.

                             - herein "Spectrum" -

                                   WITNESSETH:

      Whereas, Zentaris is the owner of certain patents and know-how relating to a compound known as "D-63153"; and

      WHEREAS, Spectrum desires to obtain certain licenses from Zentaris to develop and commercialize D-63153 under the aforesaid patents and know-how, and Zentaris is willing to grant to Spectrum such licenses; and

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      NOW, THEREFORE, in consideration of the foregoing, the Parties to this
Agreement do agree as follows.

1.    DEFINITIONS

      For purposes of this Agreement, the following terms shall have the following meanings:

1.1 "AFFILIATE" shall mean and include in relation to each Party, any person, firm, corporation or other entity: (i) if at least fifty percent (50%) of the voting stock or other equity interest thereof is owned, directly or indirectly, by that Party; (ii) which owns, directly or indirectly, at least fifty percent (50%) of the voting stock or other equity interest of that Party; or (iii) if at least fifty percent (50%) of the voting stock or other equity interest thereof is owned, directly or indirectly, by a person, firm, corporation or other entity that owns, directly or indirectly, at least fifty percent (50%) of the voting stock or other equity interest of that Party.

1.2 "AGREEMENT" shall mean this agreement and all Exhibits attached hereto, and the terms "herein", "hereunder", "hereto" and such similar expressions shall refer to this Agreement.

1.3 "CONFIDENTIAL INFORMATION" shall mean and include all of know-how, data and information, not in the public domain, relating to D-63153, the Contract Products, the Indications, or the business, affairs, research and development activities, results of clinical trials, national and multinational regulatory proceedings and affairs, finances, plans, contractual relationships and operations of the Parties.

1.4 "CONTRACT PRODUCTS" shall mean and include all pharmaceutical products, manufactured by Spectrum hereunder, whether as mono-preparations or combination-preparations, with the D-63153 as an active ingredient, for use in the Field, in any form of administration whatsoever.

1.5 "COPYRIGHT" means any copyright, mask work or other right of authorship, whether registered or unregistered and including any registrations and applications therefore.

1.6 "D-63153" shall mean the compound described in Exhibit 1.6 hereto, which may be covered by one or more of Zentaris' Patent Rights as listed in
      Exhibit 1.29 for use in the Field.

1.7 "DEVELOPMENT DATA" shall mean reports of clinical studies and all other documentation containing or embodying any pre-clinical, clinical and chemistry, manufacturing and controls data relating to the application for Regulatory Approval for the Contract Products and/or Compound or the use of Contract Products and/or D-63153 in the Field, including, but not limited to, registration dossiers.

1.8 "DEVELOPMENT PLANS" shall mean the plans to develop two Indications from the Initial Indications, such plans describing the development and commercialization milestones and setting forth estimated timelines to achieve such milestones, which such milestones and estimated timelines will be periodically reviewed and updated by the Steering Committee.

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

1.9 "DOMAIN NAME" means any Internet domain name, including top-level Internet domain names and all lower-level Internet domain names for which such top-level domains are a root or parent, whether in the form of an address for use in electronic mail transfer, a Universal Resource Locator, a File Transfer Protocol location, or other form suitable for specifying the location of an electronic data file over a distributed computer network.

1.10 "EFFECTIVE DATE" of this Agreement shall mean the date on which this Agreement is executed by the duly authorized representatives of each of the Parties hereto.

1.11 "EXPLORATORY DEVELOPMENT PLANS" shall mean the plans for exploratory work limited to Phase I and Phase IIa studies in all three Initial Indications, such plans to describe the estimated timelines for completing such studies, which such estimated timelines will be periodically reviewed and updated by the Steering Committee.

1.12 "FIELD" shall mean the use of D-63153 and/or Contract Products for all human uses.

1.13 "FIRST COMMERCIAL SALE" shall mean in relation to each country within the Territory, first sale by Spectrum or its Affiliates, licensees, or distributors of any of the Contract Products for use in the Field in that country, after obtaining all of the applicable Regulatory Approvals.

1.14 "IMPROVEMENTS" to the Contract Products and/or D-63153 shall mean and include any and all Inventions, and any and all changes, modifications and amendments to Zentaris' Know-How which: (i) improve the performance or efficacy of the Contract Products and/or D-63153; (ii) reduce any side effects, drug interactions or other adverse effects of the Contract Products and/or D-63153; or (iii) reduce the cost and/or increase the efficiency or productivity of the manufacturing and production processes for the Contract Products.

1.15 "INDICATION(s)" shall mean the Initial Indications and all other indications within the Field.

1.16 "INITIAL INDICATION(s)" shall mean the use of D-63153 and/or Contract Products for (i) prostate cancer; (ii) benign prostate hyperplasia (BPH); and (iii) endometriosis.

1.17 "INTELLECTUAL PROPERTY" means, collectively, Trademarks, Patents, Copyrights, Domain Names, Trade Secrets and any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

1.18 "INVENTIONS" shall mean any new or useful method, process, manufacture, compound or composition of matter, whether or not patentable or copyrightable, or any improvement thereof.

1.19 "LHRH PATENTS" shall mean the composition in matter patents regarding [Intentionally Redacted].

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1.20  "NET SALES" shall mean the amount received by Spectrum, its Affiliates, its sublicensees or distributors on account of sales of a Contract Product to Third Parties in the Territory, less the following deductions to the extent actually allowed or specifically allocated to the Contract Product by the selling party using generally accepted accounting standards:

      (i) sales and excise taxes and duties paid or allowed by the selling party and any other governmental charges imposed upon the production, importation, use or sale of such Contract Product;

      (ii) customary trade, quantity and cash discounts allowed on Contract Product;

      (iii) allowances or credits to customers on account of rejection or return of Contract Product or on account of retroactive price reductions affecting such Contract Product;

      (iv) freight and insurance costs, if they are included in the selling price for the Contract Product invoiced to Third Parties, provided always that such deduction shall not be greater than the balance between the selling price actually invoiced to the Third Party and the standard selling price which would have been charged to such Third Party for such Contract Product exclusive of freight and insurance in the respective country or in a comparable country.

      For the avoidance of doubt, for each Contract Product the Net Sales shall be calculated only once for the first sale of such Contract Product by either Spectrum, its Affiliate, its sublicensees or its distributor, as the case may be, to a Third Party which is neither an Affiliate, sublicensee or distributor of Spectrum. A sale of Contract Products by Spectrum, its Affiliate, its sublicensee or its distributor to a wholesaler shall be regarded as the first sale of the Contract Product for the purpose of calculating Net Sales.

1.21 "PARTY" or "PARTIES" shall mean Spectrum or Zentaris, or Spectrum and Zentaris, as the context admits.

1.22 "PATENT" means any patent or patent application, Invention disclosure, and other rights of Invention worldwide including, but not limited to, any continuations, continuations-in-part, divisionals, reissues, renewals, provisional patents, reexamined patents, applications for any of the foregoing or other applications or patents claiming the benefit of the filing date of any such application or patent.

1.23 "REGULATORY APPROVALS" shall mean and include all licenses, permits, authorizations and approvals of, and all registrations, filings and other notifications to, any governmental agency or department within the Territory, including, without limitation, the United States Food and Drug Administration (FDA) necessary or appropriate for the manufacture, production, distribution, marketing, sale and/or use of the Contract Products and/or D-63153 within the Field and in the Territory.

1.24 "TERRITORY" shall mean and include the United States, Canada, Mexico and India.

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1.25  "THIRD PARTY" shall mean any other party that is independent from Spectrum and its Affiliates and Zentaris and its Affiliates.

1.26 "TRADE SECRET" means any confidential information and proprietary information, including any formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts to maintain its secrecy.

1.27 "TRADEMARK" means trademark, service mark trade dress, trade name, design, logo, product name and slogan, (whether registered or unregistered, and including any common law rights, registrations, and applications for registration for any of the foregoing) and general intangible of like nature, together with all goodwill related to the foregoing.

1.28 "ZENTARIS' KNOW-HOW" shall mean and include all specifications, results of clinical trials, technical data and other information relating to the design, formulation, manufacture, production, quality control, Regulatory Approvals, distribution, sale and/or use of D-63153 in the Field, to which Zentaris has rights as at the Effective Date. Without limiting the generality of the definition set forth in this Section 1.28, the Zentaris Know-How is described in more detail in Exhibit 1.28 hereto.

1.29 "ZENTARIS' PATENT RIGHTS" shall mean patents, patent applications, divisions, continuations, continuation-in-part applications, divisionals, extensions, substitutions, renewals, confirmations, supplementary protection certificates and reissues that are owned by Zentaris relating to, embodied in, or associated with the Contract Products and/or D-63153. Without limiting the generality of the definition set forth in this
      Section 1.29, the Zentaris' Patent Rights are listed in more detail in
      Exhibit 1.29 hereto.

2.    GRANT AND SCOPE OF LICENSE

2.1   Zentaris hereby grants to Spectrum, and Spectrum hereby accepts

      (i) an exclusive license as of the Effective Date to use Zentaris' Patent Rights and Zentaris' Know-How to develop, use, sell, offer for sale, have sold, import and export, commercialize, and

      (ii) a non-exclusive license to use the Zentaris' Patent Rights and Zentaris' Know-How to make and have made (except in cases where Zentaris is supplying the finished dosage form of D-63153 and/or Contract Products to Spectrum)

      Contract Products and/or D-63153 in the Field and in the Territory, in accordance with the terms and conditions, and subject to the limitations of this Agreement. The license shall include the right to use Zentaris' Patent Rights and Zentaris' Know-How in conducting research and development activities with respect to the use of Contract Products and/or D-63153 in the Field. [Intentionally Redacted].

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2.2   Spectrum shall be entitled to sublicense all or any of its rights under this Agreement to any Affiliate and, in respect of the commercialization of Contract Products and D-63153, to any Third Party. Spectrum may sublicense its rights under this Agreement in respect of the development of Contract Products and D-63153, including activities related to the obtainment of Regulatory Approvals for Contract Products and D-63153, to any Third Party only upon prior written consent of Zentaris, which consent shall not be unreasonably withheld. Any sublicense granted is subject to the participation payments specified in Section 4.3 below. In case Spectrum grants sublicenses hereunder, Spectrum always shall secure appropriate covenants, obligations and rights from any such sublicensee so as to ensure that such sublicensee is also able to comply with Spectrum's covenants and obligations hereunder to the extent that Spectrum shall not be performing such covenants and obligations. Spectrum shall inform Zentaris of any sublicenses granted hereunder, and provide to Zentaris a copy of the sublicense agreement concluded with such sublicensee. Zentaris acknowledges that all and any information provided by Spectrum to Zentaris under this Section 2.2 will be deemed to be Confidential Information of Spectrum and will be subject to the terms of Section 12. However, Spectrum may redact confidential portions of any such sublicense agreement, but only to the extent that any such redactions do not impair Zentaris' ability to ensure compliance with the provisions of this Agreement, including but not limited to the calculation of the participation payments specified in Section 4.3.

2.3 Subject to Section 2.4 below, Zentaris will not at any time during the continuance of this Agreement grant to any person, firm, corporation or entity a license to develop, use, sell, offer for sale or import Contract Products and/or D - 63153 in the Field and in the Territory.

2.4 The grant of licenses by Zentaris to Spectrum under Section 2.1 hereof shall not preclude Zentaris and/or its Affiliates from utilizing Zentaris' Patent Rights and Zentaris' Know-How and any Improvements relating thereto for the purpose of carrying out by itself or through a University, a contract research organization or a non-profit organization (provided that a material transfer agreement is in place to protect any intellectual property rights generated) any further non-commercial exploratory and development work relating to D-63153. Other than the limited use described in this Section 2.4, the license granted to Spectrum under Sections 2.1 and 2.2 shall be exclusive even as to Zentaris.

2.5 In furtherance of the rights and licenses granted by Zentaris to Spectrum under this Agreement, within thirty (30) days after the Effective Date of this Agreement, Zentaris shall furnish to Spectrum a data package that shall include (i) all of the Zentaris' Know-How as well as (ii) any and all information, including, without limitations data and reports for IND submission to the FDA, [Intentionally Redacted] has on the Contract Products and D-63153 to the extent such information is available to Zentaris and under Zentaris' control [Intentionally Redacted]. Spectrum shall not use any of the Zentaris' Know-How and [Intentionally Redacted] furnished by Zentaris under this Section 2.5 for any purpose whatsoever, except as specifically authorized in this Agreement, or as otherwise specifically authorized in writing by

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      Zentaris. In the event that Spectrum reasonably believes that the
      Zentaris' Know-How or [Intentionally Redacted] included in the data package furnished by Zentaris under this Section 2.5 is incomplete, Spectrum shall provide written notice thereof to Zentaris, and Zentaris shall furnish corrected copies of such Zentaris' Know-How and [Intentionally Redacted] within sixty (60) days after receipt of Spectrum's written notice hereunder. Zentaris shall use its reasonable endeavors to answer all questions received from Spectrum regarding the Zentaris' Know-How and [Intentionally Redacted] as soon as reasonably possible after receipt.

2.6 Zentaris shall execute all documents, give all declarations regarding the licenses granted hereunder and reasonably cooperate with Spectrum at the costs of Spectrum to the extent such documents, declarations and/or cooperation are required for the recordal or registration of the licenses granted hereunder at the various patent offices in the Territory for the benefit of Spectrum.

2.7 Without limiting the generality of Section 2 hereof, Spectrum specifically acknowledges and agrees that the license granted to Spectrum hereunder is limited to development, use, and commercialization of the Contract Products and D-63153 in the Field within the Territory, and subject to any mandatory legal provisions which may apply, Spectrum shall not knowingly develop, distribute, market, sell or use any of the Contract Products or D-63153 for any other application or purpose whatsoever, and shall not actively promote, or solicit orders for the sale of the Contract Products outside of the Territory, without the prior written authorization of Zentaris, which Zentaris may grant or withhold in its sole discretion

3.    SPECTRUM'S OBLIGATIONS

3.1 Spectrum shall use its commercially reasonable efforts to develop, market and sell the Contract Products in the Territory in order to maximize the Net Sales derived from the Contract Products throughout the continuance of this Agreement. Without limiting the generality of Spectrum's commercially reasonable efforts obligation under this Section 3.1, Spectrum shall:

      (i) apply for all required Regulatory Approvals in the countries within the Territory following completion of all appropriate clinical trials;

      (ii) make the First Commercial Sale of the Contract Products in each country following the issuance of the Regulatory Approvals required for the manufacturing, distribution, marketing, sale and use of the Contract Products in the respective country and if appropriate, the completion of reimbursement negotiations; and

      (iii) not manufacture, produce, distribute, market or sell any products which are directly competitive with the Contract Products in any country within the Territory, to the extent that any such activities would involve the use of any of Zentaris' Patent Rights, Zentaris' Know-How or any other Zentaris Confidential Information.

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3.2   Notwithstanding Section 15.2 below, in the event that Spectrum materially breaches any of its obligations under Section 3.1 hereof, and if after having received written notice of such breach from Zentaris, Spectrum fails to cure such breach within ninety (90) days after receipt of Zentaris' notice thereof, Zentaris shall have the right to convert the exclusive license rights granted to Spectrum in the relevant country and for the relevant Initial Indication into non-exclusive license rights, by furnishing written notice thereof to Spectrum and shall be entitled to use all Development Data generated by Spectrum hereunder for the development and commercialization of Contract Products and/or D-63153 in the relevant country.

3.3 After the First Commercial Sale in the Territory, Spectrum shall furnish Zentaris with quarterly reports of all of Spectrum's sales of Contract Products under this Agreement. Each such quarterly report shall (i) be furnished to Zentaris together with payment of royalties in accordance with Section 4.9 within ninety (90) days after the close of the calendar quarter to which it corresponds; and (ii) state Spectrum's total sales of the Contract Products, broken down by country, during the calendar quarter, the Net Sales derived by Spectrum from such sales, and the royalties payable by Spectrum to Zentaris with respect to such Net Sales pursuant to Section 4.5 of this Agreement. In addition, commencing on first April 1 following the date of the First Commercial Sale in the Territory, Spectrum shall provide Zentaris on or before April 1 in each calendar year with a summary of its marketing activities performed in the major international markets in the previous calendar year and its marketing plans for that calendar year.

4.    PAYMENTS AND ROYALTIES

4.1 In consideration for the rights and licenses granted by Zentaris to Spectrum under this Agreement, Spectrum shall pay to Zentaris the lump sum amount of EURO One Million ((euro)1,000,000) in cash payable on the Effective Date and [Intentionally Redacted] in common stock of Spectrum (the "Initial Shares") as soon as reasonably practicable after the Effective Date, but no later than 5 business days thereafter. [Intentionally Redacted]. The Initial Shares shall be issued to Zentaris on the Effective Date, but shall be held by Zentaris and may not be assigned, transferred, sold or otherwise disposed of by Zentaris (with the exception only of an assignment or transfer to an Affiliate of Zentaris, provided that such Affiliate agrees to be bound by the restrictions on transfer of such Initial Shares set forth or referred to in Sections 4.1 and 13 of this Agreement) until December 31, 2005. The Initial Shares shall be subject to the restrictions on resale set forth or referred to in Sections 4.1 and 13 of this Agreement. To Spectrum's present knowledge, except for the restrictions on resale set forth or referred to in Sections
      4.1 and 13 of this Agreement, the Shares shall be free of restrictions on transfer after December 31, 2005.

4.2 In addition to the lump sum payment specified in Section 4.1 hereof and as further consideration for the rights and licenses granted by Zentaris to Spectrum under this Agreement, Spectrum shall make the following milestone payments to Zentaris, up to a maximum of [Intentionally Redacted]:

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(i) [Intentionally Redacted];

(ii) [Intentionally Redacted];

(iii) [Intentionally Redacted];

(iv) [Intentionally Redacted];

(v) [Intentionally Redacted];

(vi) [Intentionally Redacted].

     [Intentionally Redacted].

      [Intentionally Redacted]

      Spectrum shall inform Zentaris on the occurrence of a milestone event as soon as possible, however, not later than within fourteen (14) days following the occurrence of such milestone event. Milestone payments are payable within thirty (30) days after Spectrum's receipt of an invoice issued by Zentaris for such milestone payment.

4.3 In case Spectrum grants sublicenses under Section 2.2 hereof, Spectrum shall pay to Zentaris [Intentionally Redacted] percent ([Intentionally Redacted]%) of any lump sum, periodic or other consideration (other than royalties based on Net Sales) received by Spectrum from sublicensees including, but not limited to, equity, any upfront fees, sublicense fees, marketing rights, or other consideration paid for the authorization to use the Zentaris' Patent Rights and/or Zentaris' Know-How to develop, use, sell, offer for sale, have sold, import and export, commercialize, make and have made Contract Products. For the avoidance of doubt, the foregoing obligation shall not apply in respect of any sums received from sublicensees on which Spectrum has or is obliged to pay royalties pursuant to Section 4.5 hereof.

4.4 All fees payable by Spectrum to Zentaris under Sections 4.1, 4.2 and 4.3 hereof are non-refundable upon expiration or termination of this Agreement for any reason whatsoever assuming such fees have become due during the term of this Agreement. None of the fees payable by Spectrum to Zentaris under Sections 4.1, 4.2 and 4.3 may be credited against any of Spectrum's royalty obligations under Section 4.5 hereof.

4.5 As further consideration for the rights and licenses granted by Zentaris to Spectrum under this Agreement, Spectrum shall pay royalties to Zentaris equal to [Intentionally Redacted] percent ([Intentionally Redacted]%) of Net Sales for annual Net Sales up to [Intentionally Redacted] US dollars ($[Intentionally Redacted]), [Intentionally Redacted]% of Net Sales for annual Net Sales between [Intentionally Redacted] US dollars ($[Intentionally Redacted]) and [Intentionally Redacted] US dollars

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      ($[Intentionally Redacted]) and [Intentionally Redacted]% of Net Sales for
      annual Net Sales exceeding [Intentionally Redacted] US dollars ($[Intentionally Redacted]).

4.6   As consideration for the payment by Spectrum to Zentaris under Section 4.2
      (vi), Zentaris shall pay to Spectrum for sales of products with D-63153 as an active ingredient in Japan either (i) fifty percent (50%) of profits on sales of products with D-63153 as an active ingredient in Japan, or (ii) fifty percent (50%) of any lump sum, periodic or other consideration received by Zentaris from sublicensees including, but not limited to, royalties, equity, sublicense fees, marketing rights, or other consideration paid for the authorization to use the Zentaris' Patent Rights and/or Zentaris' Know-How to develop, use, sell, offer for sale, have sold, import and export, commercialize, make and have made products with D-63153 as an active ingredient in Japan. Sections 4.8 et seq. hereof shall apply mutatis mutandis regarding the payments of Zentaris to Spectrum under this Section 4.6.

4.7 In the event that a Contract Product is sold in the form of a combination-preparation for which Spectrum is required to pay a royalty for an active ingredient to a Third Party (that is not an Affiliate of Zentaris), the Net Sales attributable to such combination preparation shall be calculated on a country by country basis by multiplying actual Net Sales of the combination preparation by the fraction A/(A+B)*C, where "A" is Spectrum's (or its Affiliates, sublicensees or distributors) average selling price for D 63153 and "B" is Spectrum's (or its Affiliates, sublicensees or distributors) average selling price for the Third Party ingredient(s) when sold in a mono-preparation in the relevant country during the period to which the Net Sales calculation applies or the fair market price if sold to an Affiliate and "C" is Spectrum's (or its Affiliates', sublicensees' or distributors', as applicable) actual Net Sales of the combination preparation during such period or the fair market price if sold to an Affiliate.

4.8 Royalty payments shall be made on a country-by-country and a Contract Product-by-Contract Product basis, however, in countries of the Territory where the Contract Products are no longer covered by a valid claim of a Zentaris Patent Right and Spectrum does not have exclusive commercialization rights in respect of Contract Product as a result of generic competition by a Third Party (other than an Affiliate or sublicensee of Spectrum), Spectrum shall not pay any royalties on Net Sales for such Contract Product in such country, provided that in case of such generic competition in India the Parties agree to discuss a payment of royalties for such Contract Product.

4.9 All payments by Spectrum to Zentaris under this Agreement shall be paid in EURO to the following account:

                            [Intentionally Redacted]

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      For purposes of calculating the amounts payable by Spectrum under Sections
      4.3 and 4.5 hereof, such payments shall be converted into Euros at the prevailing open market currency conversion rate (commercial selling rate) as quoted by the Wall Street Journal fixing rate, issued by Reuters at 3 pm on the last day of the calendar quarter in which such payments were received by Spectrum.

4.10 Participation payments and royalties under Sections 4.3 and 4.5 shall be paid on a calendar quarterly basis. Each quarterly payment by Spectrum under Sections 4.3 and 4.5 shall be paid within ninety (90) days after the close of the calendar quarter to which it corresponds.

4.11 In the event that any fee payable by Spectrum under Sections 4.1 and 4.2 is not paid to Zentaris on or before the due date therefore, as specified herein, or any quarterly participation or royalty payment under Sections
      4.3 and 4.5 is overdue, the unpaid overdue amount shall bear interest at a rate equal to three (3) percentage points over LIBOR.

4.12 All payments by Spectrum to Zentaris under this Section 4 shall be paid in full, without deduction for any sales, use, excise or other similar taxes which shall be Zentaris' obligation. All payments are exclusive of value added tax, which shall, if applicable, be invoiced separately. In the event that Spectrum is required to withhold any taxes on any amount payable to Zentaris hereunder, under the applicable laws of any country within the Territory, Spectrum shall at Zentaris' request and cost use its best efforts to obtain and furnish Zentaris with official tax receipts, or other evidence of payment of such withholding taxes, sufficient to permit Zentaris to demonstrate the payment of such withholding taxes, in order to establish Zentaris' right to a credit for such withholding taxes against Zentaris' German income tax liability. Spectrum shall provide Zentaris with all assistance reasonably requested by Zentaris in connection with any application to any competent tax authorities in any country within the Territory to qualify for the benefit of a reduced rate of withholding taxation under any applicable Double Tax Treaty.

4.13 For the term of this Agreement and for a term of three (3) years thereafter, Spectrum shall maintain complete and accurate books and records of account, in accordance with generally accepted accounting principles, of all transactions and other business activities under this Agreement, sufficient to confirm the accuracy of all reports furnished by Spectrum to Zentaris under Section 3.3 hereof, and all payments by Spectrum to Zentaris under this Section 4. Upon reasonable written notice to Spectrum, Zentaris may request Spectrum's certified public accountant to audit such books and records of account of Spectrum and to review the terms of any sublicenses granted by Spectrum, in order to confirm the accuracy and completeness of all such reports and all such payments. Zentaris shall bear all costs and expenses incurred in connection with any such audit. If Zentaris disagrees with the report provided by Spectrum's accountant, with reasonable justification for such disagreement, then upon reasonable written notice to Spectrum, a certified public accountant designated by Zentaris and acceptable to Spectrum shall have the right to audit such books and records of account of Spectrum and to review the terms of any sublicenses granted by Spectrum, in order to confirm the accuracy and completeness of all such reports and all such payments. Zentaris shall bear all costs and expenses incurred in connection with any such audit; provided, however, that if any such audit reveals an

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      underpayment of [Intentionally Redacted] percent ([Intentionally
      Redacted]%) or more between the amount of payments actually due and the amount of payments made to Zentaris for the audit period, then, in addition to paying the full amount of such underpayment, plus accrued interest, Spectrum shall reimburse Zentaris all such audit costs and expenses incurred. If the audit reveals an overpayment, Zentaris shall pay the full amount of the such overpayment to Spectrum.

5.    DEVELOPMENT WORK, STEERING COMMITTEE

5.1 Spectrum shall be solely responsible for conducting all necessary research and development activities (pre-clinical, chemistry, manufacturing and controls and clinical development) necessary for the Territory and for bearing all costs and expenses related to such development activities in accordance with the Exploratory Development Plans and the Development Plans in order to maximize the commercial potential, if any, of the Contract Products in the Territory.

5.2 The Steering Committee (defined in Section 5.3 below) shall prepare, within [Intentionally Redacted] of its formation, three Exploratory Development Plans for exploratory work limited to Phase I and Phase IIa studies in all three Initial Indications. At completion of this exploratory work, the Steering Committee will evaluate the results, prioritize the Initial Indications and prepare Development Plans, if scientifically, medically and commercially warranted, for two of the Initial Indications. The Steering Committee shall have the ability to review and update any milestones or estimated timelines included in the Exploratory Development Plans and the Development Plans. Spectrum may pursue additional indications.

5.3 Immediately after the Effective Date, the Parties shall form a Steering Committee, which shall be comprised of up to six (6) professionally and technically qualified representatives, three (3) from each Party. The Steering Committee shall meet for the first time within four (4) weeks after the Effective Date, and thereafter as often as necessary, but at least every calendar half year. The meeting place shall be mutually agreed to by the Parties. Each Party shall provide the other Party with written notice of its representatives for the Steering Committee within ten (10) days after the Effective Date of this Agreement and, thereafter, immediately upon replacement. The Parties shall be jointly responsible for directing the activities of the Steering Committee, which activities shall include but not be limited to the review, validation, modification and/or update of the Exploratory Development Plans and the Development Plans.

5.4 All decisions of the Steering Committee shall be made in good faith in the best interest of this Agreement and the Parties shall use their reasonable efforts to take decisions unanimously. In the event that the Steering Committee is unable to agree on any matter after good faith attempts to resolve such disagreement in a commercially reasonable fashion, then the Chief Executive Officer of Spectrum and the Chairman and Managing Director of Zentaris shall meet to discuss the matter and

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      use their best efforts to resolve the matter. If they are unable to do so, the Chief Executive Officer of Spectrum shall decide the matter.

5.5 Each Party shall keep the other Party informed of relevant or material development activities performed by it in connection with the development and commercialization of Contract Products and/or D-63153 and shall provide the other Party with written notice of all clinical studies, including any known investigator initiated trials, together with the results thereof, when available.

6.    USE OF DEVELOPMENT DATA

6.1 Subject to Section 6.2 below, each Party will disclose to the other Party all Development Data, which it generates or which is generated by in Zentaris' case, its licensees and in Spectrum's case, its sublicensees during the continuance of this Agreement. Each Party shall be entitled to disclose such Development Data to in Zentaris' case, its licensees and in Spectrum's case, its sublicensees. Spectrum shall ensure that its sublicensees agree to (i) permit Spectrum to disclose their Development Data to Zentaris and its licensees and (ii) keep confidential all Development Data disclosed to them pursuant to this Section 6.1. Zentaris shall ensure that its licensees agree to (i) permit Zentaris to disclose their Development Data to Spectrum and its sublicensees and (ii) keep confidential all Development Data disclosed to them pursuant to this
      Section 6.1. All Development Data disclosed pursuant to this section shall be deemed Confidential Information.

6.2 Each Party, licensees and sublicensees (as the case may be) shall be entitled to use the Development Data disclosed to it pursuant to Section
      6.1 for the development and commercialization of D-63153 and/or Contract Product in accordance with the terms of this Agreement free of charge.

7.    IMPROVEMENTS

7.1 Spectrum hereby acknowledges that Zentaris is the owner of all Inventions and/or Improvements developed by Zentaris and Spectrum shall acquire no rights, title or interest whatsoever in or to any such Inventions and/or Improvements, except as specifically provided herein.

7.2 In the event that, during the continuance of this Agreement, Zentaris develops any Improvements with respect to the use of Contract Products and/or D-63153 in the Field, Zentaris shall furnish Spectrum with timely written notice of such Improvements, and shall furnish Spectrum with a data package which, in Zentaris' reasonable opinion, contains all information, know-how and other data as Spectrum will require in order to implement such Improvements. Zentaris shall, and hereby does, grant Spectrum an exclusive, perpetual, royalty-free license to use all Improvements and all information, know-how and other data pertaining to all Improvements furnished by Zentaris to Spectrum hereunder for the purpose of developing, selling, offering for sale and importing Contract Products and/or D-63153 in the Field and in the Territory, and subject to the limitations as provided for in Section 2 above.

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7.3   Zentaris hereby acknowledges that Spectrum is the owner of all Inventions and/or Improvements developed by Spectrum and Zentaris shall acquire no rights, title or interest whatsoever in or to any such Inventions and/or Improvements, except as specifically provided herein.

7.4 In the event that, during the continuance of this Agreement, Spectrum develops any Improvements with respect to the use of Contract Products and/or D-63153 in the Field, Spectrum shall furnish Zentaris with timely written notice of such Improvements, and shall furnish Zentaris with a data package which, in Spectrum's reasonable opinion, contains all information, know-how and other data as Zentaris will require in order to implement such Improvements in Zentaris' Regulatory Approvals and for manufacture, production, distribution, marketing, sale and/or use of any products whatsoever. Spectrum shall, and hereby does, grant Zentaris an exclusive, worldwide, perpetual, royalty-free license to use all Improvements and all information, know-how and other data pertaining to all Improvements furnished by Spectrum to Zentaris hereunder, outside the Territory and within the Territory outside the Field for any purpose whatsoever.

7.5 Each Party shall be entitled to disclose all Improvements disclosed to it by the other Party during the period of this Agreement to, in Zentaris' case, its licensees and, in Spectrum's case, its sublicensees. During the term of this Agreement, the use of Zentaris' Improvements by any sublicensees of Spectrum and the use of Spectrum's Improvements by any licensee of Zentaris is free of charge. All information regarding such Improvements and Inventions shall be deemed Confidential Information and each Party, and each of its licensees, shall keep such information confidential pursuant to the terms of Section 12.

8.    SUPPLY OF D-63153

8.1 Unless Zentaris informs Spectrum that it is no longer willing or able to supply D-63153 bulk substance, and assuming the API and finished dosage form manufacturers' continued compliance with cGMP, Spectrum shall purchase all D-63153 bulk substance and/or finished dosage forms (collectively referred to "Clinical Supplies") required for development of Contract Products and/or D-63153 exclusively from Zentaris. Exhibit 8.1 hereto sets forth the specification for the Clinical Supplies (to be determined within a reasonable time after execution of the Agreement) to be delivered to Spectrum, and any change of such specifications shall be agreed between the Parties acting reasonably at least six (6) months prior to such change becoming effective.

8.2 Spectrum shall at the beginning of each calendar quarter present to Zentaris a written rolling forecast specifying its estimated demand for Clinical Supplies for the following twelve (12) months. Any purchase order by Spectrum shall be firm and binding and not deviate from the quantity indicated in the rolling forecast by more than [Intentionally Redacted]. Unless otherwise agreed, each quantity of Clinical Supplies ordered by Spectrum shall be delivered to such address as may be specified by Spectrum no later than six (6) months following Zentaris' receipt of the relevant

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      purchase order. The price for Clinical Supplies will be the actual price paid by Zentaris for manufacturing and laboratory services including the price for API, plus a handling and managing surcharge of [Intentionally Redacted] percent ([Intentionally Redacted]%). However, the price for API is agreed to be EURO [Intentionally Redacted] ((euro)[Intentionally Redacted]) per [Intentionally Redacted]. Payment of the purchase price shall be made within thirty (30) days after the receipt of Zentaris' invoice.

8.3 If Spectrum discovers any non-conformance of Clinical Supplies with the agreed terms and specifications as set forth in Exhibit 8.1 hereto, it shall promptly notify Zentaris of such non-conformance. Spectrum shall examine each shipment within four (4) weeks from delivery regarding the conformance with the agreed terms and specifications. In the event Spectrum does not notify Zentaris of acceptance or rejection within such four (4) weeks period, the whole shipment is deemed to be accepted, except for hidden defects, which Spectrum could not reasonably detect. In case of a non-conformance, Zentaris shall replace at its expense such non-conforming shipment as soon as possible. Upon Zentaris' request and expense, Spectrum shall return a non-conforming shipment to the address stated by Zentaris.

8.4 If, for whatever reason, including a change in the manufacturing process or the specifications requested by the competent regulatory authorities, Zentaris is no longer willing or able to ensure Clinical Supply, Zentaris shall immediately inform Spectrum hereof and Spectrum shall automatically obtain for the duration of this Agreement a non-exclusive license to use the Zentaris' Patent Rights and the Zentaris' Know-How to manufacture and/or have manufactured Clinical Supply for purposes of this Agreement.

8.5 Vials in the possession of Zentaris and available for clinical studies at the Effective Date will be provided to Spectrum free of charge.

8.6 The supply of a finished dosage form of D-63153 and/or Contract Products for commercialization will be subject of a separate agreement between the Parties. The Parties will discuss entering into a joint supply agreement. If Zentaris is unable or unwilling to supply D-63153 and/or Contract Products to Spectrum at reasonable terms, including but not limited to competitive prices, Spectrum shall automatically obtain for the duration of this Agreement a non-exclusive license to use the Zentaris' Patent Rights and the Zentaris' Know-How to manufacture and/or have manufactured the commercial supply for purposes of this Agreement.

8.7 Zentaris shall, at its sole cost and expense, obtain no later than on the date of first delivery of Clinical Supplies to Spectrum and maintain in full force and effect during the continuance of this Agreement and thereafter in accordance with Section 14.7 hereof, usual and customary commercial general liability insurance, which shall include product liability coverage.

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9.    ZENTARIS' PATENT RIGHTS

9.1 Spectrum hereby acknowledges that Zentaris is the owner of all of Zentaris' Patent Rights and Spectrum shall acquire no rights, title or interest whatsoever in or to any of Zentaris' Patent Rights, except as specifically provided in the Agreement. Without limiting the generality of this Section 9.1, Spectrum shall not utilize any Zentaris' Patent Rights for any purpose whatsoever, except as specifically authorized in this Agreement. Spectrum shall not register, or attempt to register, any of Zentaris' Patent Rights, or otherwise assert any ownership rights with respect to any of Zentaris' Patent Rights, in any country within the Territory.

9.2 During the term of this Agreement, Zentaris shall be responsible for prosecuting the patent applications comprised within the Zentaris' Patent Rights and for maintaining the patents comprised within the Zentaris Patent Rights. Spectrum shall at Zentaris' request take such actions, and shall provide Zentaris with such assistance, as Zentaris shall reasonably request in order to protect, perfect, maintain and prosecute Zentaris' rights, title and interests in and to all of Zentaris' Patent Rights within the Territory. Spectrum shall bear the costs incurred by Zentaris in relation to prosecution of the patent applications comprised within Zentaris' Patent Rights and in relation to maintenance of the patents comprised within Zentaris' Patent Rights, which relate exclusively to D-63153 in the Territory.

9.3 Zentaris shall keep Spectrum informed and shall consult with Spectrum on an ongoing basis regarding prosecution of the patent applications and maintenance of the patents comprised within the Zentaris' Patent Rights and any actions which require to be taken in relation thereto. Spectrum shall furnish Zentaris with at least thirty (30) days written notice prior to the First Commercial Sale of any of the Contract Products in any country within the Territory, in order to permit Zentaris to take such action as Zentaris, in its sole discretion, determines to be necessary or appropriate to protect and perfect Zentaris' rights, title and interests in and to all of Zentaris' Patent Rights in that country.

9.4 In the event that Zentaris elects not to continue prosecuting or maintaining any of the Zentaris' Patent Rights, Zentaris shall give to Spectrum, if possible, sixty (60) days, but in any event not less than thirty (30) days, written notice before any relevant deadline relating to or any public disclosure of the relevant Zentaris' Patent Rights. Upon receipt of a notice from Zentaris indicating that it intends to cease prosecuting or maintaining any of the Zentaris' Patent Rights, Spectrum shall have the right to continue, at its own expense, prosecution or maintenance (as the case may be) of the relevant Zentaris' Patent Rights and Zentaris shall at the request and cost of Spectrum do all such acts and execute all such documents as may be necessary to (i) transfer title to the relevant Zentaris' Patent Rights to Spectrum and (ii) assist Spectrum with the prosecution and maintenance of the relevant Zentaris' Patent Rights until such times as Spectrum's title as proprietor of the relevant Zentaris' Patent Rights has been registered at all of the appropriate patent offices.

9.5 Each Party shall furnish the other with timely written notice of any and all infringements and other unauthorized uses by any other person, firm, corporation or other entity of any of Zentaris' Patent Rights that come to its attention during the continuance of this Agreement. Zentaris shall be responsible for taking all actions, in

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

      the courts, administrative agencies, or otherwise, including a settlement, to prevent or enjoin any and all such infringements and other unauthorized uses of Zentaris' Patent Rights, and Spectrum shall take no action with respect to any such infringement or unauthorized use of Zentaris' Patent Rights, without the prior written authorization of Zentaris; provided, however, that Spectrum shall provide at the request and cost of Zentaris such assistance as Zentaris shall reasonably request in connection with any action to prevent or enjoin any such infringement or unauthorized use of any of Zentaris' Patent Rights. In the event Zentaris is unable or unwilling to sue the alleged infringer within (i) one hundred twenty (120) days of the date of notice of such infringement, or (ii) thirty (30) days before the time limit, if any, set forth in the applicable laws and regulations for the filing of such actions, whichever comes first, or in the event Spectrum requires immediate injunctive relief for breach of its exclusive license and Zentaris, after being informed by Spectrum of the breach and the proposed action, is unable or unwilling to take such immediate action, Spectrum may, but shall not be required to take such action as Spectrum may deem appropriate to prevent or enjoin the alleged infringement or threatened infringement of a Zentaris' Patent Right. In such event, Spectrum shall act at its own expense, and Zentaris shall co-operate reasonably with Spectrum, at the expense of Spectrum, and Zentaris agrees to be named as a nominal party. In the event of such action by Spectrum, any recovery obtained shall be paid to Spectrum.

10.   JOINT PATENT RIGHTS TO JOINT RESULTS

10.1 All patentable Inventions created, generated, conceived, made, developed, or reduced to practice jointly by Spectrum and Zentaris (including their Affiliates or other persons or entities on behalf of Spectrum and Zentaris) as a result of the work performed under this Agreement shall be the joint property of Spectrum and Zentaris each of whom shall have a one-half pro indiviso share. Neither Party shall assign or transfer their respective shares in any such jointly owned patentable Inventions or in any patent applications filed therefore or in any patent granted in respect of any such jointly owned patentable Inventions (all together the "Joint Patent Rights") to any Third Party without the other Party's prior written consent.

10.2 The Parties will decide on a case by case basis which Party will have the responsibility for handling the filing, prosecution and maintenance of any Joint Patent Rights. Unless agreed otherwise, the Parties will equally bear the costs of such filing, prosecution and maintenance of Joint Patent Rights. In making such a decision, the principles observed by the Parties will be the relative contributions of each Party to the joint Invention, the standards and customs in the industry and expected efficiency in patenting procedures.

10.3 Joint Patent Rights shall be filed in the name of both Parties and each Party shall procure that its respective inventors assign all of their rights and interests to such Joint Patent Rights to both Parties. Each Party shall be free to use and exploit the Joint Patent Rights for any purpose whatsoever. Neither Party shall grant licenses of the Joint Patent Rights to any Third Party without the other Party's prior written consent and on terms and conditions to be agreed with the other Party acting reasonably.

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10.4  In each case, whichever Party files, prosecutes, and maintains the Joint
      Patent Rights ("Prosecuting Party") shall keep the other Party informed of the filings, prosecution, and maintenance reasonably in advance of any relevant actions and deadlines to allow for review and consultation. In the event that the Prosecuting Party elects not to continue prosecuting or maintaining any of the Joint Patent Rights, the Prosecuting Party shall give to the other Party, if possible, sixty (60) days, but in any event not less than thirty (30) days, written notice before any relevant deadline relating to or any public disclosure of the relevant Joint Patent Rights. Upon receipt of a notice from the Prosecuting Party indicating that it intends to cease prosecuting or maintaining any of the Joint Patent Rights, the other Party shall have the right to continue, at its own expense, prosecution or maintenance (as the case may be) of the relevant patent rights and to request the assignment of such right. The Prosecuting Party shall at the request and cost of the other Party do all such acts and execute all such documents as may be necessary to assist the other Party with the prosecution or maintenance of such patent right as well as with the assignment and transfer of such patent right to the other Party.

11.   EXCHANGE OF SAFETY INFORMATION

11.1 The Parties shall keep each other informed on all reports including publications of adverse events coming to either Party's knowledge with regard to Contract Products and/or D-63153, regardless of the origin of such reports.

11.2 Each Party will report all serious adverse events with a reasonable suspicion of causal relationship (suspected adverse drug reactions) occurring in clinical trials under the use of the Contract Products to the other Party within ten (10) business days after they come to the attention of that Party. In the event of fatal or life-threatening situations related to the Contract Products, adverse events will be reported to the other Party within five (5) business days after they come to the attention of that Party. Details of an exchange of safety information will be agreed separately between the Parties after the Effective Date, which agreement should adhere to the standards required by the appropriate regulatory agencies.

11.3 Each Party is responsible for submitting its own Periodic Safety Update Reports in accordance with the applicable guidelines including the "Notice to Marketing Authorization Holders: Pharmacovigilance Guidelines" and the ICH E2C Guidelines "Clinical Safety Data Management: Periodic Safety Update Reports for Marketed Drugs" and will provide a copy of each such Periodic Safety Update Report to the other Party. When data received from the other Party might contribute meaningfully to the safety analysis and influence any proposed or effected changes in the reporting marketing authorization holder's product information, these data should be included, with source indicated and discussed in the Periodic Safety Update Reports.

12.   CONFIDENTIALITY INFORMATION

12.1 All Confidential Information disclosed, revealed or otherwise made available by one Party ("Disclosing Party") to the other Party ("Receiving Party") under, or as a result of, this Agreement is furnished to the Receiving Party solely to permit the Receiving

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

      Party to exercise its rights, and perform its obligations, under this Agreement. The Receiving Party shall not use any of the Disclosing Party's Confidential Information for any other purpose, and shall not disclose, reveal or otherwise make any of the Disclosing Party's Confidential Information available to any other person, firm, corporation or other entity, without the prior written authorization of the Disclosing Party.

12.2 In furtherance of the Receiving Party's obligations under Section 12.1 hereof, the Receiving Party shall take all appropriate steps, and shall implement all appropriate safeguards, to prevent the unauthorized use or disclosure of any of the Disclosing Party's Confidential Information. Without limiting the generality of this Section 12.2, the Receiving Party shall disclose any of the Disclosing Party's Confidential Information only to those of its officers, employees, agents, consultants, directors, Licensees, sublicensees, potential sublicensees and financial investors that have a need to know the Disclosing Party's Confidential Information, in order for the Receiving Party to exercise its rights and perform its obligations under this Agreement, and only if such officers, employees, agents, consultants, directors, Licensees, sublicensees, potential sublicensees and financial investors have executed appropriate non-disclosure agreements containing substantially similar terms regarding confidentiality as those set out in this Agreement or are otherwise bound by obligations of confidentiality effectively prohibiting the unauthorized use or disclosure of the Disclosing Party's Confidential Information. The Receiving Party shall furnish the Disclosing Party with immediate written notice of any unauthorized use or disclosure of any of the Disclosing Party's Confidential Information by any officer, employee, agents, consultants, directors, licensee or sublicensee of the Receiving Party, and shall take all actions that the Disclosing Party reasonably requests in order to prevent any further unauthorized use or disclosure of the Disclosing Party's Confidential Information.

12.3 The Receiving Party's obligations under Sections 12.1 and 12.2 hereof shall not apply to the extent, but only to the extent, that any of the Disclosing Party's Confidential Information:

      (i) passes into the public domain, or becomes generally available to the public through no fault of the Receiving Party;

      (ii) was known to the Receiving Party prior to disclosure hereunder by the Disclosing Party;

      (iii) is disclosed, revealed or otherwise made available to the Receiving Party by a Third Party that is under no obligation of non-disclosure and/or non-use to the Disclosing Party;

      (iv) is required to be disclosed under applicable law or by court order, or in connection with any application by the Receiving Party for any Regulatory Approvals; provided, however, that the Receiving Party shall furnish the Disclosing Party's with as much prior written notice of such disclosure requirement as reasonably practicable, so as to permit the Disclosing Party, in its sole discretion, to take appropriate action, including seeking a protective order, in order to prevent the Disclosing Party's Confidential Information from passing into the public domain or becoming generally available to the public; or

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      (v)   is independently developed by the Receiving Party without breach of this Agreement as evidenced by contemporaneous written records.

12.4 Subject to Section 15, upon expiration or termination of this Agreement for any reason whatsoever, the Receiving Party shall return to the Disclosing Party, or destroy, as the Disclosing Party shall specify in writing, all copies of all documents and other materials that contain or embody any of the Disclosing Party's Confidential Information, except to the extent that the Receiving Party is required by applicable law to retain such documents and materials. Within thirty (30) days after the date of expiration or termination of this Agreement, the Receiving Party shall furnish the Disclosing Party with a certificate, duly executed by an officer of the Receiving Party, confirming that the Receiving Party has complied with it obligations under this Section 12.4.

12.5 All of the Receiving Party's obligations under Sections 12.1 and 12.2 hereof, with respect to the protection of the Disclosing Party's Confidential Information, shall survive the expiration or termination of this Agreement for any reason whatsoever.

13.   WARRANTIES AND LIABILITIES OF ZENTARIS

      Zentaris warrants and represents as follows:

13.1 As of the Effective Date, the LHRH Patents are in compliance with all legal requirements in the United States regarding the filing, examination, and maintenance fees. To Zentaris' present knowledge, as of the Effective Date, all Zentaris Patent Rights are in compliance with all legal requirements regarding the filing, examination, and maintenance fees. The above shall not apply to a requirement that, if not satisfied, would not result in a revocation or lapse or otherwise adversely affect the enforceability of the patents in question. To Zentaris' present knowledge, Zentaris has not taken any action or, failed to take any action (including a failure to disclose material prior art in connection with the prosecution of any patent), or used or enforced or, failed to use or enforce any of the Zentaris' Patents Rights in a manner that would result in the abandonment or unenforceability of any of the Zentaris' Patents Rights.

13.2 As of the Effective Date, no LHRH Patents have been or are now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office or any equivalent authority in Canada. To Zentaris' present knowledge, as of the Effective Date, no Zentaris Patents Rights have been or are now involved in any interference, reissue, reexamination or opposing proceeding in any jurisdiction within the Territory. To Zentaris' present knowledge, no such action has been threatened. To Zentaris' present knowledge, other than US Patent number [Intentionally Redacted], there is no patent of any person that claims the same

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      subject matter as the LHRH Patents, and Zentaris is not aware of any prior art that invalidates any claim of any LHRH Patents for use in the Initial Indications. Spectrum confirms that it is aware of the International
      Search Reports issued by the International Searching Authority for [Intentionally Redacted].

13.3 Zentaris is the owner of all right, title and interest in and to all of the Zentaris Patents Rights. The LHRH Patents are free and clear of any and all encumbrances, covenants, conditions and restrictions or, other adverse claims or interests of any kind or nature, and Zentaris has not received any written notice or claim or, any oral notice or claim, challenging Zentaris' complete and exclusive ownership of the LHRH Patents or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, and there is no agreement, decree, arbitral award or other provision or contingency which obligates Zentaris to grant licenses in the LHRH Patents. To Zentaris' present knowledge, the warranties of this Section 13.3 shall also apply to all other Zentaris Patents Rights.

13.4 To Zentaris' present knowledge, Zentaris owns or possesses adequate licenses or other rights to use all of the Zentaris' Patents Rights necessary to develop, make, have made, use, sell, offer for sale, have sold, import and export and commercialize Contract Products and /or D - 63153 in the Field and in the Territory.

13.5 To Zentaris' present knowledge, the use of the Zentaris' Patents Rights to develop, make, have made, use, sell, offer for sale, have sold, import and export and commercialize Contract Products and/or D-63153 in the Field and in the Territory, would not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any Third Party, including any Patent of any Third Party. No litigation is now pending and no notice or other claim has been received by Zentaris, (A) alleging that Zentaris has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Patents of any Third Party, or (B) challenging the ownership, use, validity or enforceability of the LHRH Patents. To Zentaris' present knowledge, no litigation is now pending challenging the ownership, use, validity or enforceability of the Zentaris' Patent Rights.

13.6 To Zentaris' present knowledge, no Third Party is misappropriating, infringing, diluting or violating any Zentaris' Patent Rights, and no claims for any of the foregoing have been brought against any Third Party by Zentaris. Zentaris has taken reasonable steps in accordance with normal industry practice to protect its Zentaris' Patent Rights.

13.7 Zentaris has experience as an investor in securities of companies and acknowledges that it can bear the economic risk of its investment in the Initial Shares and [Intentionally Redacted] issuable to Zentaris pursuant to the terms of this Agreement. Zentaris either (a) has a pre-existing personal or business relationship with Spectrum or any of its officers, directors or controlling persons that is of a nature and duration which enables Zentaris to be aware of the character, business acumen and general business and financial circumstances of Spectrum or (b) by reason of its business or financial expertise or the business or financial experience of its professional advisors who are unaffiliated with

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      and who are not compensated by Spectrum or any affiliate or selling agent of Spectrum, directly or indirectly, has the capacity to protect its own interests in connection with its acquisition of the Shares. Zentaris is an "accredited investor" as defined under Rule 501(a) of the Securities Act of 1933, as amended (the "Securities Act").

13.8 The Shares to be acquired by Zentaris will be acquired for investment for Zentaris' own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Zentaris has no present intention of selling, granting any participation in, or otherwise distributing the same. Zentaris does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third person or entity, with respect to any of the Shares. Zentaris has not been formed for the specific purpose of acquiring solely the Shares.

13.9 Zentaris has received and reviewed information about Spectrum and has had an opportunity to discuss Spectrum's business, management and financial affairs with its management and to review Spectrum's facilities in order to reach an informed and knowledgeable decision to acquire the Shares. Zentaris understands and acknowledges that such discussions, as well as any written information issued by Spectrum (i) were intended to describe the aspects of Spectrum's business and prospects which Spectrum believes to be material, but were not necessarily an exhaustive description, and
      (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause Spectrum's actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements.

13.10 Zentaris understands that the Shares will be issued without registration under the Securities Act and without qualification and/or registration under applicable state securities laws ("Blue Sky Laws"), in reliance upon specific exemptions there from, which exemptions depend upon, among other things, the bona fide nature of the investment intent and the accuracy of Zentaris' representations as expressed herein. Zentaris understands that the Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, Zentaris must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Moreover, Zentaris understands that Spectrum is under no obligation to register and/or qualify the Initial Shares. In addition, Zentaris acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to Spectrum which are outside of Zentaris' control, and which Spectrum is under no obligation and may not be able to satisfy. Zentaris acknowledges that Spectrum will make a notation on its stock books regarding the restrictions on transfers set forth in this section and will transfer securities on the books of Spectrum only to the extent not inconsistent therewith.

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13.11 Without in any way limiting the provisions of Section 13.10 above,
      Zentaris agrees not to make any disposition of all or any portion of the Shares unless and until any of the following conditions apply: (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with such registration statement; or (b) (i) Zentaris shall have notified Spectrum of the proposed disposition and shall have furnished Spectrum with a statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by Spectrum, Zentaris shall have furnished Spectrum with an opinion of counsel, reasonably acceptable to Spectrum, that such disposition will not require registration under the Securities Act.

13.12 Zentaris understands that the Shares, and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends until they are no longer required by law or the provisions of this
      Agreement:

      (i) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREUNDER AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SAY LAWS. NO HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY BE CONDUCTED EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT."

      (ii) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

      (iii) The legend set forth above shall be removed by Spectrum from any certificate evidencing Shares upon transfer of such Shares in compliance with Rule 144 under the Securities Act or upon delivery to Spectrum of an opinion, in form and substance and by counsel reasonably satisfactory to Spectrum, that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the securities were issued.

13.13 Zentaris acknowledges and agrees that Spectrum makes no representation with respect to observance of the laws of Zentaris' jurisdiction in connection with any invitation to subscribe for the Shares, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences to Zentaris, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares, and Zentaris acknowledges and agrees that Spectrum shall have no responsibility for any

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

      effects of such laws on Zentaris as a result of Zentaris' subscription and payment for and continued beneficial ownership of the Shares.

13.14 Zentaris makes no representation or warranty and specifically disclaims any guarantee that the development of Contract Products and/or D - 63153 will be successful, in whole or in part, or that the Zentaris' Patent Rights and Zentaris' Know-How will be suitable for commercialization. Zentaris expressly disclaims any warranties or conditions, express, implied, statutory or otherwise with respect to Zentaris' Patent Rights and Zentaris' Know-How, including without limitation, any warranty or merchantability of fitness for a particular purpose or non-infringement.

13.15 Zentaris, as a condition to receiving the [Intentionally Redacted], agrees to provide the above representations and warranties in Sections 13.7 through 13.13 as of the Submission Date.

13.16 Zentaris is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

13.17 Zentaris has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement, which actions have been duly and validly authorized and approved by all necessary corporate action of Zentaris.

13A.  WARRANTIES AND LIABILITIES OF SPECTRUM

      Spectrum warrants and represents as follows:

13A.1 Spectrum is aware of the patent USP number [Intentionally Redacted] and corresponding patents.

13A.2 Spectrum's most recent annual report on Form 10-K and quarterly report on Form 10-Q as on file with the SEC are accurate and complete in all material respects and since the date of its most recent Annual Report on Form 10-K no event has occurred or circumstance existed that has had, or is reasonably expected to cause, a Material Adverse Effect on Spectrum. A "Material Adverse Effect" for purposes of this Section 13A means any effect or change that would be (or could be reasonably expected to be) materially adverse to the business, assets, financial condition or operating results of Spectrum, excluding any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of Spectrum, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof or any decline in the price of

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      securities generally or any market or index), (d) changes in United States generally accepted accounting principles, and (e) changes in law, rules, regulations, orders, or other binding directives issued by any government entity.

13A.3 Spectrum is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Spectrum has full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Spectrum is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

13A.4 Spectrum has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement, which actions have been duly and validly authorized and approved by all necessary corporate action of Spectrum.

13A.5 When issued in accordance with the provisions of this Agreement, the Shares will be duly and validly issued, fully paid, and non-assessable, and to Spectrum's present knowledge, will be free of restrictions on transfer other than the restrictions set forth or referred to in Sections
      4.1 and 13 of this Agreement.

14.   INDEMNIFICATION AND INSURANCE

14.1 Zentaris shall defend, indemnify and hold Spectrum harmless against any Third Party claims, suits, actions, proceedings, losses, liabilities, damages, costs and expenses (collectively "Claims and Liabilities") arising from, related to, or attributable to:

      (i) any breach of any of Zentaris' representations, warranties or covenants set forth in this Agreement; and

      (ii) any other negligent, willful or intentionally wrongful act, error or omission on the part of Zentaris, or any officer, director, employee, agent or representative of Zentaris.

      Zentaris' indemnification obligation under this Section 14.1 shall be subject to each of the following conditions: (i) Spectrum shall furnish Zentaris with written notice of any such Claims and Liabilities within thirty (30) days of the date on which Spectrum receives notice thereof;
      (ii) Zentaris shall be solely responsible for the investigation, defense, settlement and discharge of such Claims and Liabilities (provided that such settlement does not impose any material obligation on the indemnitee or the other Party); and (iii) Spectrum shall at Zentaris' cost furnish Zentaris with all assistance reasonably requested by Zentaris in connection with the investigation, defense, settlement and discharge of such Claims and Liabilities. Spectrum's failure to comply with its obligations pursuant to this Section 14.1 shall not constitute a breach of this Agreement or relieve Zentaris of its indemnification obligations pursuant to this Section 14.1, except to the extent, if any, that Zentaris' defense of the effective claim, action or proceeding actually was materially impaired thereby.

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14.2  In the event that it is determined by any court of competent jurisdiction that Spectrum's use of Zentaris' Patent Rights and/or Zentaris' know-How Spectrum's use of Zentaris' Patent Rights and/or Zentaris' Know-How in accordance with the terms and conditions of this Agreement infringes, or Zentaris reasonably determines that Spectrum's use of Zentaris' Patent Rights and/or Zentaris' Know-How is likely to infringe any Intellectual Property Right of a Third Party, Zentaris shall in consultation with Spectrum use commercially reasonable efforts to (i) procure at Zentaris' expense a license from such Third Party authorizing Spectrum to continue to utilize Zentaris' Patent Rights; or (ii) modify the Zentaris' Know-How, so as to render it non-infringing. In the event that neither of the foregoing alternatives is reasonably available or commercially feasible, Spectrum may at its option either cease using the Zentaris' Patent Rights and/or Zentaris' Know-How for so long as and to the extent that such Zentaris' Patent Rights and/or Zentaris' Know-How are infringing the relevant Third Party rights or terminate the rights and licenses granted to Spectrum solely with respect to that county or those countries in which the infringement of Third Party rights has occurred or is likely to occur.

14.3 Zentaris' obligations under Sections 14.1 and 14.2 hereof shall not apply to any allegations of infringement of the intellectual property rights of another person, firm, corporation or other entity that would not have arisen but for: (i) Spectrum's use of Zentaris' Patent Rights and/or Zentaris' Know-How in violation of the terms and conditions of this Agreement; (ii) any modification, adaptation or application of Zentaris' Know-How made by Spectrum without the prior authorization of Zentaris; or
      (iii) any combination of the Contract Products with any other products, compounds or materials but only if the allegation of infringement does not relate to D-63153.

14.4 Spectrum shall defend, indemnify and hold Zentaris harmless against any and all Claims and Liabilities arising from, related to, or attributable to:

      (i) any claim, including any product liability claim, by any Third Party with respect to any of the Contract Products regardless of whether such claim is based on contract, breach of warranty, any form of tort, strict liability, or otherwise;

      (ii) any allegation that any of the Contract Products fail to conform with the requirements of any applicable laws and/or any applicable Regulatory Approvals, including, but not limited to, the failure by Spectrum to obtain any required Regulatory Approvals for the Contract Products;

      (iii) any breach of any of Spectrum's representations, warranties or covenants set forth in this Agreement; or

      (iv) any other negligent, willful or intentionally wrongful act, error or omission on the part of Spectrum, or any officer, director, employee, agent or representative of Spectrum.

      Spectrum's indemnification obligation under this Section 14.4 shall be subject to each of the following conditions: (i) Zentaris shall provide Spectrum with written notice of any such Claims and Liabilities within thirty (30) days after Zentaris receives notice

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

      of such Claims and Liabilities; (ii) subject to Spectrum confirming in writing that the indemnity will apply to the relevant Claims and Liabilities, Spectrum shall be solely responsible for the investigation, defense, settlement and discharge of such Claims and Liabilities (provided that such settlement does not impose any material obligation on the indemnitee or the other Party); and (iii) Zentaris shall at Spectrum's cost furnish Spectrum with all assistance reasonably requested by Spectrum in connection with the investigation, defense, settlement and discharge of such Claims and Liabilities. Zentaris' failure to comply with its obligations pursuant to this Section 14.4 shall not constitute a breach of this Agreement or relief Spectrum of its indemnification obligations pursuant to this Section 14.4, except to the extent, if any, that Spectrum's defense of the effective claim, action or proceeding actually was materially impaired thereby.

14.5 Spectrum shall, at its sole cost and expense, obtain no later than on the date of First Commercial Sale of the Contract Products in any country within the Territory, and shall maintain in full force and effect during the continuance of this Agreement and thereafter in accordance with
      Section 14.7 hereof, usual and customary commercial general liability insurance, which shall include product liability coverage.

14.6 Spectrum shall, if possible, and, if any additional expense is involved, subject to reaching agreement with Zentaris' as to which Party shall bear the costs thereof, cause Zentaris and Zentaris' licensees to be named as additional insured under Spectrum's commercial general liability insurance policies under Section 14.5 hereof. Each such commercial general liability insurance policy obtained and maintained by Spectrum under Section 14.5 shall provide for at least thirty (30) days written notice to Zentaris and Zentaris' licensors prior to cancellation, non-renewal or material change in such insurance policy. In the event of cancellation or non-renewal of any such commercial general liability insurance policy, Spectrum shall, at its sole cost and expense, obtain replacement insurance coverage, in accordance with the requirements of Section 14.5 hereof, prior to the effective date of such cancellation or non-renewal.

14.7 Zentaris' indemnification obligation under Section 14.1 hereof and Zentaris' obligation to maintain commercial general liability insurance under Section 8.7 hereof, Spectrum's indemnification obligation under
      Section 14.4 hereof, and Spectrum's obligation to maintain commercial general liability insurance under Section 14.5 hereof, shall survive the expiration or termination of this Agreement for any reason whatsoever for a period of five (5) years after the date of expiration or termination hereof.

14.8 Zentaris' liability in case of simple negligence shall be excluded. Except in case of willful misconduct, Zentaris shall not be liable to Spectrum for any indirect, punitive or consequential damages, whether based on contract or tort, or arising under applicable law or otherwise. [Intentionally Redacted].

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15.   TERM AND TERMINATION

15.1 This Agreement shall enter into effect on the Effective Date, and shall remain in full force and effect for a period of ten (10) years from the First Commercial Sale of the Contract Products in any country within the Territory or as long as any Contract Product is covered by a valid claim of a Zentaris' Patent Right in the Territory, whichever term is longer.

15.2 In the event that either Party (the "Breaching Party") commits a material breach or default of any of its obligations hereunder, such material breach to include, but not to be limited to, a material breach of the obligations under Section 3.1 above, the other Party hereto (the "Non-Breaching Party") may give the Breaching Party written notice of such material breach or default, and shall request that such material breach or default be cured as soon as reasonably practicable. In the event that the Breaching Party fails to cure such material breach or default within ninety (90) days after the date of the Non-breaching Party's notice thereof, the Non-Breaching Party may terminate this Agreement as a whole or on an Indication-by-Indication basis by giving written notice of termination to the Breaching Party. Termination of this Agreement in accordance with this Section 15.2 shall not affect or impair the Non-Breaching Party's right to pursue any legal remedy, including, but not limited to, the right to recover damages, for any harm suffered or incurred by the Non-Breaching Party as a result of such material breach or default. For purposes of this Agreement, it is not a "material breach" of this Agreement by Spectrum if the development is delayed due to the following: (i) scientific, medical or technical reasons; (ii) circumstances that are beyond the control of Spectrum; or (iii) the fault of Zentaris.

15.3 In addition to the termination rights provided for in Section 15.2 hereof, each Party shall have the right to terminate this Agreement, immediately by giving written notice of termination to the other Party, if the other Party files a voluntary petition, or if an involuntary petition is granted in respect of the other Party and appeal proceedings are not commenced within a period of seven (7) days from the date of such petition under the bankruptcy provisions of applicable law, or the other Party is declared insolvent, undergoes voluntary or involuntary dissolution, or makes an assignment for the benefit of its creditors, or fails or is unable to pay its debts as they come due, or suffers the appointment of a receiver or trustee over all, or substantially all, of its assets or properties.

15.4 Notwithstanding any other provision of this Agreement, Spectrum shall have the right to terminate this Agreement in its entirety or with respect to any particular Contract Product and/or country in the Territory, at any time upon sixty (60) days' notice to Zentaris.

15.5 Except as set out in Section 15.10 hereof, immediately upon the expiration or termination of this Agreement for any reason whatsoever, Spectrum shall cease all distribution, marketing and sale of the Contract Products under the licenses granted hereunder; provided, however, that, if this Agreement is terminated for any reason other than a breach or default hereunder by Spectrum, Spectrum shall have the right to distribute and sell its existing inventory of the Contract Products for a period of not more than one hundred and twenty (120) days following the date of expiration or termination hereof, subject to Spectrum's continuing obligation to pay royalties with respect to the Net Sales derived from the distribution and sale of such existing

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      inventory of the Contract Products, in accordance with the requirements of
      Section 4.5 hereof.

15.6 Termination of this Agreement for any reason whatsoever shall not relieve Spectrum of its obligations: (i) to pay all royalties and other amounts payable to Zentaris which have accrued prior to, but remain unpaid as of, the date of expiration or termination hereof, or which accrue thereafter, in accordance with Section 15.5 hereof; (ii) to defend, indemnify and hold Zentaris, its licensors and their respective officers, directors, shareholders, employees, agents and representatives harmless against claims and liabilities, as provided in Section 14.4 hereof; and (iii) to maintain commercial general liability insurance coverage, in accordance with the requirements of Sections 14.5 and 14.6 hereof. In addition, termination of this Agreement for any reason whatsoever shall not relieve Zentaris of its obligations (i) to defend, indemnify and hold Spectrum, its licensors and their respective officers, directors, shareholders, employees, agents and representatives harmless against claims and liabilities, as provided in Section 14.1 hereof, or any other surviving obligations, and (ii) to maintain commercial general liability insurance coverage, in accordance with the requirements of Section 8.7

15.7 Except in the case of termination of this Agreement by Spectrum under Sections 15.2 or 15.3, the expiration or termination of this Agreement shall not adversely affect or impair Zentaris' right to continue to use any and all Improvements licensed by Spectrum to Zentaris under Section
      7.4 hereof. Except as otherwise specifically provided in this Agreement, upon expiration or termination of this Agreement for any reason whatsoever, Zentaris shall have no further obligations to Spectrum hereunder.

15.8 Except in the case of termination of this Agreement by Zentaris under Sections 15.2 or 15.3, the expiration or termination of this Agreement shall not adversely affect or impair Spectrum's right to continue to use any and all Improvements licensed by Zentaris to Spectrum under Section
      7.2 hereof. Except as otherwise specifically provided in this Agreement, upon expiration or termination of this Agreement for any reason whatsoever, Spectrum shall have no further obligations to Zentaris hereunder.

15.9 In the event of termination of this Agreement by Zentaris pursuant to Sections 15.2 or 15.3 or by Spectrum pursuant to Sections 15.4, Zentaris shall have the right to use all the Development Data in the Field and in the Territory and to demand from Spectrum the transfer of Regulatory Approvals for the territory concerned to Zentaris or a person or company named by Zentaris within ninety (90) days after the termination date against payment of all external costs which Spectrum incurred in connection with obtaining the Regulatory Approvals to be transferred. If Regulatory Approvals have not been obtained by Spectrum, Zentaris may claim from Spectrum that Spectrum transfers to Zentaris the status of an applicant for the Regulatory Approvals and notifies the competent regulatory authority thereof and supplies Zentaris with all documents already prepared by Spectrum for the filing of applications for Regulatory Approvals.

15.10 In the event of termination of this Agreement by Spectrum pursuant to Sections 15.2 or 15.3, the license rights contained in Sections 2.1 and
      2.2 shall continue in full force and effect, Spectrum's obligations under Sections 4 to 10 hereof shall terminate and from the date of such termination the participation payment and the royalty rates set out in Sections 4.3 and 4.5 will be reduced by [Intentionally Redacted] percent ([Intentionally Redacted]%).

15.11 Notwithstanding the foregoing, in the event of any termination of this Agreement by Spectrum pursuant to Sections 15.2 or 15.4 or by Zentaris pursuant to Section 15.2 with respect to fewer than all of the Contract Products and/or fewer than all of the countries in the Territory, the Development Data and/or Regulatory Approvals to be transferred, granted and otherwise assigned to Zentaris under Section 15.9 shall be expressly limited to those pertaining to the Contract Products and/or the countries in the Territory to which such termination applies.

16.   GENERAL PROVISIONS

16.1  ASSIGNMENT

      Subject to the other terms of this Agreement, neither Party shall have the right or the power to assign any of its rights, or delegate or subcontract the performance of any of its obligations under this Agreement, without the prior written authorization of the other Party, such written authorization not to be unreasonably withheld or delayed; provided, however, that the prior written authorization of the other Party shall not be required for a Party to assign any of its rights, or delegate or subcontract the performance of any of its obligations hereunder to an Affiliate or pursuant to a sale of substantially all of the assets of the Party, merger, consolidation, reorganization or other similar transaction. Any permitted assignment or delegation hereunder by either Party, whether to an Affiliate or pursuant to a sale of substantially all of the assets of the Party, merger, consolidation, reorganization or other similar transaction pursuant to this Section 16.1, or pursuant to the prior written authorization of the other Party, shall not relieve such Party of any of its obligations under this Agreement, including, but not limited to, the Party's obligation to make royalty payments with respect to any and all Net Sales derived by any of the Party's assignees or sublicensees from the distribution, marketing and sale of any of the Contract Products.

16.2  FORCE MAJEURE

      Neither Party shall be liable for any failure to perform, or any delay in the performance of, any of its obligations under this Agreement to the extent, but only to the extent, that such Party's performance is prevented by the occurrence of an event of force majeure. For purposes of this
      Section 16.2, an event of force majeure shall mean and include, war, civil war, insurrection, rebellion, civil unrest, fire, flood, earthquake, adverse weather conditions, strike, lockout, labor unrest, unavailability of supplies, materials or transportation, acts of the public enemy, acts of government authorities, and, in general, any other cause or condition beyond the reasonable control of the party whose performance is affected thereby. In the event that a Party's performance is affected by the occurrence of any event of force majeure, that Party shall furnish immediate written notice thereof to the other Party hereto.

16.3  NOTICES

      All notices, reports and other communications between the Parties under this

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      Agreement shall be sent by registered air mail, postage prepaid and return receipt requested, by international air courier, or by facsimile, with a confirmation copy sent by registered air mail or international air courier, addressed as follows:

      To: Zentaris                          Zentaris GmbH
                                            Weismullerstrasse 45
                                            D-60314 Frankfurt/Main
                                            Germany
                                            Attention:________________________
                                            Facsimile:________________________


      To: Spectrum                          Spectrum Pharmaceuticals, Inc.
                                            157 Technology Drive
                                            Irvine, CA 92602
                                            Attention: Rajesh C. Shrotriya, M.D.
                                            Facsimile: (949) 788-6706

16.4  GOVERNING LAW, JURISDICTION

      This Agreement shall be governed by, and interpreted in accordance with the laws of Switzerland, without reference to conflicts of laws principles. The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement. The validity of the intellectual property rights shall be subject to an evaluation under the law of the country in which the intellectual property rights were applied for or have been issued. Exclusive jurisdiction shall vest with the Geneva courts.

16.5  SEVERABILITY

      If any provision of this Agreement is determined by any court or administrative tribunal of competent jurisdiction to be invalid or unenforceable, the Parties shall negotiate in good faith a replacement provision that is commercially equivalent, to the maximum extent permitted by applicable law, to such invalid or unenforceable provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement.

16.6  ENTIRE AGREEMENT AND AMENDMENTS

      This Agreement, together with all Exhibits attached hereto, constitutes the entire agreement between the Parties, and supersedes all prior agreements, understandings and communications between the Parties, with respect to the subject matter hereof. No modification or amendment of this Agreement shall be binding upon the Parties unless in writing and executed by the duly authorized representative of each of the Parties; this shall also apply to any change of this clause.

16.7  WAIVERS

      The failure by either Party hereto to assert any of its rights hereunder, including, but not limited to, the right to terminate this Agreement due to a breach or default by the other Party hereto, shall not be deemed to constitute a waiver by that Party of its right thereafter to enforce each and every provision of this Agreement in accordance with its terms.

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

17.   PUBLIC ANNOUNCEMENTS

17.1 Except as required by law (including, without limitation, the applicable disclosure requirements of any relevant regulatory authority or stock exchange) and as permitted by Section 12.3, neither Party shall make any public announcement concerning this Agreement, any Contract Product or any other subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. It shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party's Confidential Information. In the event of any required or proposed public announcement, (i) the Parties shall consult with each other in good faith as to the timing thereof, and
      (ii) the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Notwithstanding the foregoing, the Parties agree to prepare a mutually agreeable press release that may be used by either Party in connection with this Agreement, and any further announcement containing substantially the same information may be used without the need to seek the consent of the other Party. In the case of unintentional public disclosure concerning this Agreement, any Contract Product or any other subject matter hereof, the disclosing Party shall promptly inform the other Party of such disclosure and the other Party shall be entitled to make a public announcement regarding the subject matter of the disclosure. The other Party shall notify the disclosing Party of their intention to make such an announcement.

17.2 Following a Party's consent to or approval of the public announcement of any information pursuant to this Section 17, both Parties shall be entitled to make subsequent public announcements of such information without renewed compliance with this Section 17, unless the scope and/or duration of such consent or approval is expressly limited.

17.3 Upon conclusion of this Agreement, the Parties will publish a press release on their future cooperation.

EXHIBITS:

Exhibit 1.6                Description of D-63153
Exhibit 1.28               Zentaris' Know-How
Exhibit 1.29               Zentaris' Patent Rights
Exhibit 8.1                Specifications for Clinical Supplies

                            [SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed this
12th day of August 2004, by their duly authorized representatives.

Zentaris                                 Spectrum

By: /S/ JURGEN ENGEL                     By: /S/ RAJESH C. SHROTRIYA
    -------------------------                ----------------------------------
    Name: Prof. Dr. Jurgen Engel             Name: Rajesh C. Shrotriya, M.D.
    Title: Chairman and                      Title: Chairman, CEO and President
           Managing Director

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EXHIBIT 1.6

[Intentionally Redacted]

D-63153


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EXHIBIT 1.28

[Intentionally Redacted]


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EXHIBIT 1.29

[Intentionally Redacted]


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

EXHIBIT 8.1

[Intentionally Redacted]


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